UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)
October 10, 2006 (October 9, 2006)

Brown Shoe Company, Inc.
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(Exact Name of Registrant as Specified in Its Charter)

New York --------------------------- (State or Other Jurisdiction of Incorporation)	001-2191 ------------------- (Commission File Number)	43-0197190 --------------------------- (IRS Employer Identification No.)

8300 Maryland Avenue St. Louis, Missouri ---------------------------------------------------- (Address of Principal Executive Offices)	63105 ------------------ (Zip Code)

(314) 854-4000
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(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 9, 2006, Brown Shoe Company, Inc. (the “Company”) and Andrew M. Rosen (the “Executive”) entered into an Early Retirement Agreement (the “Agreement”) in connection with his previously announced retirement, pursuant to which Executive will continue in his present position until the earlier of (i) a mutually agreeable date as determined by the Company and the Executive, but in no event will such date be later than February 3, 2007 (the “Retirement Date”) or (ii) the date the Company hires an individual to fill Executive’s role. If such an individual is hired prior to the Retirement Date, Executive will remain an employee of the Company in the capacity of a senior advisor until the Retirement Date.

In addition, during the period following the Retirement Date up until January 31, 2009 (the “Advisory Period”), the Company may from time to time request that Executive provide services to the Company, including, without limitation, advising the Company’s Investment Committee; assisting in the defense of any litigation against the Company and/or prosecution of any claims by the Company; participating in the preparation of the annual report, proxy, financial statements, and other documents relating to the Company’s fiscal year ending February 3, 2007 and providing financial and investor relations consulting as required. Executive agrees to be available to provide these services for either (i) up to a total of 100 days or (ii) eight days per month during each such 12-month period during the Advisory Period, provided Executive will not be required to perform these services during any period in which he is disabled as defined in the Company’s long-term disability plan.

In connection with Executive’s retirement and the foregoing services, Executive’s compensation and benefits will be handled as follows:

▪
In exchange for the services described above, the Company will pay Executive (i) $9,600 per week during the period beginning with the Retirement Date up until February 3, 2007 and (ii) $110,416.67 on the first day of each calendar month from February 3, 2007 through the end of the Advisory Period plus reasonable expenses.

▪	The Company will pay Executive his 2006 fiscal year annual bonus on the date which is six months and one day following the Retirement Date.

▪	Any of Executive’s options or restricted stock will be forfeited on the Retirement Date in accordance with the terms of the awards to the extent they are unvested on the Retirement Date.

▪
Pension payments to which Executive is entitled to under the Company’s Retirement Plan and Executive Retirement Plan will be determined as of the Retirement Date except that for purposes of calculating retirement benefits under the Company’s Executive Retirement Plan, Executive will receive service credit through the end of the Advisory Period for which Executive will be assumed to have earned $825,000 in eligible compensation per year, Executive will be assumed to be age 58 as of the Retirement Date and a discount rate of 4.68% will be used to calculate the present value of his benefit.

▪
Medical and dental coverage will be provided by the Company to Executive and his eligible dependents without any cost to Executive in excess of any employee contribution that Executive would be required to pay if Executive remained an employee until the earlier of 18-months following the Retirement Date or until Executive becomes employed with another employer and is eligible to receive medical and/or dental coverage under another employer-provided plan. Provided that medical or dental coverage has not previously been terminated prior to the end of the 18-month period, the Company will pay to Executive a lump sum amount in cash equal to the aggregate amount above the employee contribution that would be payable by the Company for such coverage (using the COBRA rate) during the then remaining period of time during the Advisory Period on the last day of such 18-month period.

▪
The Company will pay Executive’s regular, monthly club dues during the Advisory Period and will pay Executive $2,000 on each of August 6, 2007 and April 1, 2008 for any financial planning expenses and/or tax preparation services that Executive may incur.

If Executive voluntarily terminates Executive’s employment or if the Company terminates Executive’s employment for “cause” before the Retirement Date, Executive will not be entitled to receive the foregoing compensation and benefits. In the event of Executive’s death:

▪	on or before the Retirement Date, the Company will pay the Executive’s beneficiary or estate only those amounts that would otherwise be payable upon Executive’s death as an employee; and

▪
during the Advisory Period, all obligations of the Company to pay the foregoing medical and dental coverage and perquisites shall cease and the Company is required to pay any remaining unpaid amounts for payments relating to the provision of the services to the Company by Executive during the Advisory Period or Executive’s 2006 fiscal year annual bonus to Executive’s designated beneficiary or estate in a lump sum and any remaining amounts that have not yet been paid under the Company’s Retirement Plan or Executive Retirement Plan shall be paid out in accordance with the terms of such plans.

Pursuant to the Agreement, Executive agrees not to compete with the Company or solicit any employees of the Company during the Advisory Period and not to use, except in connection with the performance of his responsibilities for the Company, or to disclose to any third party and confidential information of the Company.

The foregoing summary is qualified in its entirety by reference to the Agreement, a copy which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number        Description of Exhibit

10.1                           Early Retirement Agreement dated as of October 9, 2006 by and between Brown Shoe Company, Inc. and Andrew M. Rosen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROWN SHOE COMPANY, INC.
(Registrant)

Date: October 10, 2006	By:	/s/ Michael I. Oberlander
Name: Michael I. Oberlander
Title: Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Early Retirement Agreement dated as of October 9, 2006 by and between Brown Shoe Company, Inc. and Andrew M. Rosen